Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF PRECISION AEROSPACE & DEFENSE GROUP, INC.

Pursuant to Section 607.1006 Florida Statutes

The undersigned, being the duly authorized officer of Precision Aerospace & Defense Group, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), hereby certifies as follows:

1. Name of Corporation

The name of the Corporation is Precision Aerospace & Defense Group, Inc.

2. Recitals and Purpose of Amendment

The Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to effect a reverse stock split of the Corporation’s issued and outstanding shares of Common Stock. Pursuant to the authority granted under the Florida Business Corporation Act and the Corporation’s Articles of Incorporation, as amended, the Board of Directors has adopted a resolution approving this amendment and recommending its approval to the stockholders. The stockholders of the Corporation have duly approved this amendment in accordance with applicable law.

3. Amendment to Articles of Incorporation

Article IV of the Articles of Incorporation is hereby amended to reflect as follows:

Reverse Stock Split

Effective as of January 1, 2026 at 12:01 a.m. (the “Effective Time”), the Corporation’s total issued and outstanding Common Stock, $.001 par value per share, shall be automatically combined and reflect a reverse split of 12.945% (the “Reverse Stock Split”).

Fractional Shares: No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional share to which a stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined in good faith by the Board of Directors as of the Effective Time.

Effect on Authorized Shares: The total number of shares of Common Stock the Corporation is authorized to issue shall remain at 100,000,000 shares, unless otherwise amended herein. The Reverse Stock Split shall not affect the number of authorized shares of Preferred Stock or the rights, preferences, and privileges thereof.

Adjustment of Certificates and Book-Entry Positions: Upon the Effective Time, all outstanding stock certificates and book-entry positions representing shares of Common Stock prior to the Reverse Stock Split shall be deemed to represent the number of shares of Common Stock resulting from the Reverse Stock Split. The Corporation’s transfer agent shall implement the exchange of certificates and adjustment of book-entry positions in accordance with customary procedures.

4. Authorization and Approval

This amendment was duly adopted by the Board of Directors and approved by the holders of the requisite number of outstanding shares of the Corporation’s capital stock in accordance with the provisions of the Florida Business Corporation Act and the Corporation’s Articles of Incorporation.

5. Effective Date and Time

This amendment shall become effective at January 1, 2026 at 12:01 a.m.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of January 15, 2026.

/s/ Nelson Lamis

Nelson Lamis

Secretary

Precision Aerospace & Defense Group, Inc.